UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) November 3, 2014

FASTENAL COMPANY
(Exact name of registrant as specified in its charter)

Minnesota	0-16125	41-0948415
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2001 Theurer Boulevard Winona, Minnesota	55987-1500
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (507) 454-5374
Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On November 3, 2014, Willard D. Oberton notified the Board of Directors (the “Board”) of Fastenal Company (the “Company”) that he intends to resign from his position as Chief Executive Officer of the Company effective as of December 31, 2014. In connection with this action, on November 6, 2014, the Board modified the positions and duties of Leland J. Hein, Jr. by electing him as Chief Executive Officer of the Company effective as of January 1, 2015, in addition to his role as President of the Company. Mr. Hein was elected by the Board as Chief Executive Officer for a term expiring concurrently with the current term of the other executive officers of the Company (or until his successor is duly elected and qualified).
Mr. Hein, who is 53 years old, originally joined the Company in 1985 and during his tenure has held various sales and managerial roles, serving as a General Manager, District Manager, Regional Vice President, Executive Vice President-Sales, and, most recently, President of the Company, a position he has held since July 2012.
Mr. Hein is not related to any other executive officer of the Company or to any of the Company’s directors. There are no arrangements or understandings between Mr. Hein and any other person or persons pursuant to which Mr. Hein was selected as an executive officer of the Company. There are no current or proposed transactions in which Mr. Hein, or any member of his immediate family, has an interest that are required to be disclosed under Item 404(a) of Regulation S-K promulgated by the Securities Exchange Commission.
Mr. Oberton, who is 56 years old, will continue to serve as Chairman of the Board, will continue to maintain an office, will continue to be actively involved in strategic planning and performance measurements for the Company, and will continue to serve as a mentor to Mr. Hein.
On November 7, 2014, the Company issued a press release announcing the foregoing changes, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.
Exhibit 99.1.       Press release dated November 7, 2014

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FASTENAL COMPANY
(Registrant)

Date: November 7, 2014	/s/ Sheryl A. Lisowski

Sheryl A. Lisowski
Controller & Chief Accounting Officer

Exhibit Index
99.1	Press release dated November 7, 2014	Electronically Filed